Exhibit 1.1

PLACEMENT AGENCY AGREEMENT

August 13, 2025

bioAffinity Technologies Inc.

33000 Nacogdoches Road,

Suite 216

San Antonio, TX 78217

Ladies and Gentlemen:

Subject to the terms and conditions herein (this “Agreement”), bioAffinity Technologies Inc., a Delaware corporation (the “Company”), hereby agrees to sell up to an aggregate of $950,000 of unregistered securities of the Company, including, but not limited to, Shares that are convertible to up to an aggregate of 4,304,347 shares of Common Stock, par value $0.007 per share (the “Common Stock” and the shares of Common Stock underlying such Shares, the “Conversion Shares”) and the Warrants to purchase up to an aggregate of 6,714,779 shares of Common Stock (the “Warrants” and the Common Stock underlying the Warrants, the “Warrant Shares”) directly to various investors (each, an “Investor” and, collectively, the “Investors” or the “Purchasers”) through WallachBeth Capital, LLC as placement agent (the “Placement Agent”). The documents executed and delivered by the Company and the Investors in connection with the Offering (as defined below), including, without limitation, a securities purchase agreement (the “Purchase Agreement”), shall be collectively referred to herein as the “Transaction Documents.” The purchase price to the Investors for each Share and accompanying 1.56 of a Warrant is $0.23, and the exercise price to the Investors for each share of Common Stock issuable upon exercise of the Warrants is $0.352. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Offering. Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreements.

The Company hereby confirms its agreement with the Placement Agent as follows:

Section 1. Agreement to Act as Placement Agent.

(a) On the basis of the representations, warranties, and agreements of the Company herein contained, and subject to all the terms and conditions of this Agreement, the Placement Agent shall be the exclusive placement agent in connection with the offering and sale by the Company of the Shares and Warrants pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(a)(2) thereof and/or Regulation D to be subject to market conditions and negotiations between the Company, the Placement Agent and the prospective Investors. The Placement Agent will act on a reasonable best-efforts basis and the Company agrees and acknowledges that there is no guarantee of the successful placement of the Shares and Warrants or any portion thereof, in the prospective Offering. Under no circumstances will the Placement Agent or any of its “Affiliates” (as defined below) be obligated to underwrite or purchase any of the Shares and Warrants for its own account or otherwise provide any financing. The Placement Agent shall act solely as the Company’s agent and not as principal. The Placement Agent shall have no authority to bind the Company with respect to any offer to purchase Shares and Warrants and the Company shall have the sole right to accept offers to purchase Shares and Warrants and may reject any such offer, in whole or in part. Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of, the Shares and Warrants shall be made at one or more closings (each a “Closing” and the date on which each Closing occurs, a “Closing Date”). The Closing of the issuance of the Shares and Warrants shall occur via “Delivery Versus Payment”, i.e., on the Closing Date, the Company shall issue the Shares and Warrants directly to the account designated by the Placement Agent and, upon receipt of such Shares and Warrants, the Placement Agent shall electronically deliver such Securities to the applicable Investor and payment shall be made by the Placement Agent (or its clearing firm) by wire transfer to the Company. As compensation for services rendered, on each Closing Date, the Company shall pay to the Placement Agent the fees and expenses set forth below:

(i) Cash Fee. A cash fee (the “Cash Fee”) equal to seven and one-half percent (7.5%) of the gross proceeds from the sale of Securities at the Closing by deduction from the proceeds thereof.

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(ii) Expenses. The Company agrees to reimburse the Placement Agent’s expenses up to a maximum of Sixty-five Thousand Dollars ($65,000) payable immediately upon the Closing of the Offering.

(iii) Placement Agent Warrants. The Company agreed to issue to the Placement Agent or its designee(s) that number of warrants equal to three percent (3%) of the aggregate number of Conversion Shares sold in the Offering in the form of Exhibit A attached hereto (“Placement Agent Warrants”).

(b) The term of the Placement Agent’s engagement will be until the earlier of (i) the final closing of the Offering and (ii) a party hereto terminating the engagement with respect to itself upon ten (10) days written notice to the other parties. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, and contribution contained herein and the Company’s obligations contained in the indemnification provisions will survive any expiration or termination of this Agreement, and the Company’s obligation to pay fees actually earned and payable and to reimburse expenses actually incurred and reimbursable pursuant to Section 1 hereof and which are permitted to be reimbursed under FINRA Rule 5110(g), will survive any expiration or termination of this Agreement. Nothing in this Agreement shall be construed to limit the ability of the Placement Agent or its Affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory, or any other business relationship with Persons (as defined below) other than the Company. As used herein (i) “Persons” means an individual or corporation, partnership, trust, incorporated, or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind and (ii) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act. The rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act are referred to as (the “Rules and Regulations”).

Section 2. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants, and covenants to the Placement Agent as of the date hereof, and as of each Closing Date, as follows:

(a) Reserved.

(b) Reserved.

(c) Reserved.

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(d) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Company’s Board of Directors (the “Board of Directors”) or the Company’s shareholders in connection therewith other than in connection with the Required Approvals. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, assuming due authorization, execution, and delivery by the Placement Agent, will constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(e) No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not (i) conflict with or violate any provision of the Company’s amended and restated certificate of incorporation, amended and restated bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt, or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) assuming the accuracy of the representations and warranties of the Placement Agent set forth in Section 3 hereof and subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(f) Certificates. Any certificate signed by an officer of the Company and delivered to the Placement Agent or to counsel for the Placement Agent shall be deemed to be a representation and warranty by the Company (and not in such officer’s personal capacity) to the Placement Agent as to the matters set forth therein.

(g) Reliance. The Company acknowledges that the Placement Agent will rely upon the accuracy and truthfulness of the foregoing representations and warranties and hereby consents to such reliance.

(h) Reserved.

(i) Reserved.

(j) [Reserved].

(k) Reserved.

(l) Private Placement; No General Solicitation. No General Solicitation. Assuming the accuracy of the Investors’ representations and warranties set forth in Purchase Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investors as contemplated hereby. The issuance and sale of the Securities pursuant to the Transaction Documents does not contravene the rules and regulations of the Trading Market. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Investors and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

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(m) No Investment Company Status. The Company is not and, after giving effect to the Offering and the application of the proceeds thereof, will not be, required to register as an “investment company,” as defined in and pursuant to the Investment Company Act of 1940, as amended.

(n) Representations and Warranties Incorporated by Reference. Each of the representations and warranties (together with any related disclosure schedules thereto) made by the Company to the Investors in the Purchase Agreement is hereby incorporated herein by reference (as though fully restated herein) and is hereby made to, and in favor of, the Placement Agent.

Section 3. Representations of the Placement Agent. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is a broker/dealer registered under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the United States of America and the securities acts of each state into which it is making offers or sales of Securities, applicable to the offers and sales of the Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the law of its place of incorporation, (v) has full power and authority to enter into and perform its obligations under this Agreement, and (vi) the Placement Agent has not, in connection with the Offering, disclosed to any Investors information that is different from or inconsistent with the information contained in the Transaction Documents. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (vi) above. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Offering hereunder in compliance with the provisions of this Agreement and the requirements of applicable law. The Placement Agent is in compliance with all applicable rules and regulations of the Commission and FINRA, except to the extent that such noncompliance would not have a material adverse effect on the transactions contemplated hereby. None of the Placement Agent or its affiliates, or any person acting on behalf of the foregoing (other than the Company or its affiliates or any person acting on its or their behalf, in respect of which no representation is made) has taken nor will take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offering, the exemption(s) from registration available pursuant to Rule 506(b) of Regulation D or Section 4(a)(2) of the Securities Act, or knows of any reason why any such exemption would be otherwise unavailable to it.

Neither the Placement Agent nor any of the Placement Agents Related Persons (as defined below) are subject to any disqualification event as set forth in Rule 506(d) of Regulation D (a “Disqualification Event”) as of the date hereof. The Placement Agent has exercised reasonable care to determine whether any Placement Agent Related Person is subject to such a Disqualification Event. As used herein, “Placement Agent Related Persons” means any predecessor of the relevant Placement Agent, any affiliated issuer, any director, executive officer, other officer of the Placement Agent participating in the Offering, any general partner or managing member of the Placement Agent, any beneficial owner of 20% or more of the Placement Agent’s outstanding voting equity securities, calculated on the basis of voting power, and any “promoter” (as defined in Rule 405 under the Securities Act) connected with the Placement Agent in any capacity. The Placement Agent agrees to promptly notify the Company in writing of (1) any Disqualification Event relating to any Placement Agent Related Person and (2) any event that would, with the passage of time, become a Disqualification Event relating to any Placement Agent Related Person.

Section 4. Delivery and Payment. Each Closing shall occur at such place as shall be agreed upon by the Placement Agent and the Company. Subject to the terms and conditions hereof, at each Closing payment of the purchase price for the Shares and Warrants sold on such Closing Date shall be made by Federal Funds wire transfer, against delivery of such Securities, and such Shares and Warrants shall be registered in such name or names and shall be in such denominations, as the Placement Agent may each request at least one business day before the time of purchase.

Deliveries of the documents with respect to the purchase of the Shares and Warrants, if any, shall be made at such place as shall be agreed upon by the parties. All actions taken at a Closing shall be deemed to have occurred simultaneously.

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Section 5. Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agent as follows:

(a) Reserved.

(b) Blue Sky Compliance. If applicable, the Company will reasonably cooperate with the Placement Agent and the Investors in endeavoring to qualify the Shares and Warrants for sale under the securities laws of such jurisdictions (United States and foreign) as the Placement Agent and the Investors may reasonably request and will make such applications, file such documents, and furnish such information as may be reasonably required for that purpose, provided the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent, and provided further that the Company shall not be required to produce any new disclosure document. The Company will, from time to time, prepare and file such statements, reports, and other documents as are or may be required to continue such qualifications in effect for so long a period as the Placement Agent may reasonably request for distribution of the Securities. The Company will advise the Placement Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale, or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration, or exemption, the Company shall use its commercially reasonable efforts to obtain the withdrawal thereof at the earliest possible moment.

(c) Reserved.

(d) Reserved.

(e) Registration Statement. As soon as practicable (and in any event within 45 calendar days of the date of this Agreement), the Company shall file registration statement on Form S-1 providing for the resale by the Purchasers of the Conversion Shares and Warrants, and the Placement Agent of the shares of Common Stock underlying the Placement Agent Warrants. The Company shall use commercially reasonable efforts to keep such registration statement effective at all times until no Placement Agent owns any Placement Agent Warrants or shares of Common Stock issuable upon exercise thereof.

(f) [Reserved]

(g) Transfer Agent. The Company will maintain, at its expense, a registrar and transfer agent for the Common Stock and Shares.

(h) [Reserved]

(i) [Reserved].

(j) Additional Documents. The Company agrees that the Placement Agent may rely upon, and each is a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in the securities purchase agreements entered into with Investors in the Offering.

(k) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

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(l) Acknowledgment. The Company acknowledges that any advice given by the Placement Agent to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted, or referred to, without the Placement Agent’s prior written consent.

(m) Announcement of Offering. The Company acknowledges and agrees that the Placement Agent may, subsequent to the Closing, make public its involvement with the Offering.

(n) Reliance on Others. The Company confirms that it will rely on its own counsel and accountants for legal and accounting advice.

(o) Research Matters. By entering into this Agreement, the Placement Agent does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of the Company and the Company hereby acknowledges and agrees that the Placement Agent’s selection as a placement agent for the Offering was in no way conditioned, explicitly or implicitly, on the Placement Agent providing favorable or any research coverage of the Company. In accordance with FINRA Rule 2241(b)(2), the parties acknowledge and agree that the Placement Agent has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to the Company or inducement for the receipt of business or compensation. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Placement Agent with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by the Placement Agent’s investment banking divisions. The Company acknowledges that the Placement Agent is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short position in debt or equity securities of the Company.

(p) Subsequent Equity Sales.

i.	From the date hereof until fifteen (15) days after the after the Registration Statement is declared effective by the Commission, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) publicly file any registration statement or any amendment or supplement thereto, other than as contemplated pursuant to Section 4.17 herein, supplements or amendments to registration statements or supplements previously filed (so long as no new securities are being registered or issued thereby) or filing a registration statement on Form S-8 in connection with any employee benefit plan.

ii.	From the date hereof until six (6) months after the Registration Statement is declared effective by the Commission, the Company shall be prohibited from entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled, provided, however, that, following the expiration of the restrictive period set forth in Section 4.12(a) above, the entry into and/or issuance of shares of Common Stock in an “at the market” offering shall not be deemed a Variable Rate Transaction. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

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iii.	Notwithstanding the foregoing, this Section 5(p)(i) and 5(p)(ii) shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

iv.	Right of First Refusal; Tail.

Until November 15, 2025, the Company hereby grants a right of first refusal to the Placement Agent to act as lead underwriter or book- running manager or placement agent for each and every future public and private equity, equity-linked, convertible or debt (excluding commercial bank debt) offerings of the Company, or any successor to or any subsidiary of the Company until November 15, 2025. If the Placement Agent fails to accept an offer within ten (10) Business Days after the receipt of a notice containing the material terms of a proposed financing by registered mail or overnight courier service addressed to the Placement Agent, then the Placement Agent shall have no further claim or right with respect to the financing proposal contained in such notice. If, however, the terms of such financing proposal are subsequently modified in any material respect, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made. The Placement Agent’s failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.

For a period of 10 months after the closing of the Offering, the Placement Agent will receive a cash fee equal to the Cash Fee and the Placement Agent’s Warrant set forth herein (to the extent allowable by FINRA) with respect to any sale, warrant inducement, merger, acquisition or other similar transactions (each, a “Transaction”) occurring with a party that was brought “over-the-wall by the Placement Agent in connection with the Offering.

The term “Transaction” shall include, without limitation, any investment in (whether in one or a series of transactions) the assets or the capital stock of the Company, through any proposed merger, consolidation, joint venture or other business/strategic combination with or involving the Company or any event which results in the transfer of control of or a material interest in the Company or of all or a substantial amount of the assets thereof, as well as any recapitalization or restructuring of the Company by the current owners, a third party or any combination thereof, or any other form of transaction which results in the effective acquisition of the principal business and operations of the Company.

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(q) Lock-Up Agreements. The Company shall not amend, modify, waive or terminate any provision of any of the Lock-Up Agreements except to extend the term of the lock-up period and shall enforce the provisions of each Lock-Up Agreement in accordance with its terms. If any party to a Lock-Up Agreement breaches any provision of a Lock-Up Agreement, the Company shall promptly use its best efforts to seek specific performance of the terms of such Lock-Up Agreement.

(r) FINRA. The Company shall advise the Placement Agent (who shall make an appropriate filing with FINRA) if it is aware that any officer, director, 10% or greater shareholder of the Company or Person that received the Company’s unregistered equity securities in the past 180 days is or becomes an affiliate or associated person of a FINRA member firm prior to the earlier of the termination of this Agreement or the 60-day period after the Effective Date

Section 6. Conditions of the Obligations of the Placement Agent. The obligations of the Placement Agent hereunder shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 2 hereof, in each case as of the date hereof and as of each Closing Date, to the timely performance by each of the Company of its covenants and other obligations hereunder on and as of such dates, and to each of the following additional conditions:

(a) Corporate Proceedings. All corporate proceedings and other legal matters in connection with this Agreement, and the sale, and delivery of the Securities, shall have been completed or resolved in a manner reasonably satisfactory to the Placement Agent’s counsel, and such counsel shall have been furnished with such papers and information as it may reasonably have requested to enable such counsel to pass upon the matters referred to in this Section 6.

(b) No Material Adverse Effect. Subsequent to the execution and delivery of this Agreement and prior to each Closing Date, in the Placement Agent’s sole judgment after consultation with the Company, there shall not have occurred any Material Adverse Effect.

(c) Opinion of Counsel for the Company. The Placement Agent shall have received on each Closing Date the favorable opinion from Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, dated as of such Closing Date, addressed to the Placement Agent and in form and substance reasonably satisfactory to the Placement Agent.

(d) [Reserved].

(e) Officers’ Certificate. The Placement Agent shall have received on each Closing Date a certificate of the Company, dated as of such Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, to the effect that, and the Placement Agent shall be satisfied that:

(i) The representations and warranties of the Company in this Agreement are true and correct, as if made on and as of such Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date; and

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(ii) Subsequent to the respective dates of the Securities Purchase Agreement: (a) any Material Adverse Effect; (b) any transaction that is material to the Company and the Subsidiaries taken as a whole, except transactions entered into in the ordinary course of business; (c) any obligation, direct or contingent, that is material to the Company and the Subsidiaries taken as a whole, incurred by the Company or any Subsidiary, except obligations incurred in the ordinary course of business; (d) any material change in the capital stock (except changes thereto resulting from the exercise of outstanding stock options or warrants) or outstanding indebtedness of the Company or any Subsidiary; (e) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company; or (f) any loss or damage (whether or not insured) to the property of the Company or any Subsidiary which has been sustained or will have been sustained which has a Material Adverse Effect.

(f) Secretary’s Certificate. At each Closing Date, the Placement Agent shall have received a certificate of the Company signed by the Secretary or another authorized officer of the Company, dated such Closing Date certifying on behalf of the Company and not in an individual capacity: (i) that the amended and restated certificate of incorporation of the Company is true and complete, has not been modified and is in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Offering are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company. The documents referred to in such certificate shall be attached to such certificate.

(g) Lock-Up Agreements. On the Closing Date (and, if there is more than one Closing Date, then on only the initial Closing Date, the Placement Agent shall have received the executed lock-up agreements from each of the directors and officers of the Company.

(h) Stock Exchange Listing. The Common Stock shall be registered under the Exchange Act and shall be listed on the Trading Market, and the Company shall not have taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market, nor shall the Company have received any information suggesting that the Commission or the Trading Market is contemplating terminating such registration or listing.

(i) [Reserved].

(j) [Reserved].

(k) Additional Documents. On or before each Closing Date, the Placement Agent and counsel for the Placement Agent shall have received such information and documents as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 6 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Placement Agent by notice to the Company at any time on or prior to a Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 7 (Payment of Expenses), Section 8 (Indemnification and Contribution), and Section 9 (Representations and Indemnities to Survive Delivery) shall at all times be effective and shall survive such termination.

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Section 7. Payment of Expenses. The Company agrees to pay all costs, fees, and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) any filing fees relating to the registration of the Securities to be sold in the Offering; (ii) any filing fees associated with the review of an Offering by FINRA; (iii) all fees and expenses relating to the listing of the Securities on the Trading Market; (iv) all fees, expenses, and disbursements relating to the registration, qualification, or exemption of the Securities under the securities or “blue sky” laws of such states of the United States of America as the Company and the Placement Agent shall together determine; (v) the costs of all mailing and printing of the offering documents, including, without limitation, any underwriting or placement agent agreement, any agreement among underwriters, any selected dealers’ agreement, any underwriter’s questionnaire, custody agreement, and power of attorney relating to any selling stockholders, any registration statement, prospectus, prospectus supplement, private placement memorandum, or similar information document, and all amendments, supplements, and exhibits thereto, all in as many copies as the Placement Agent may reasonably deem necessary; (vi) the costs of preparing, printing and delivering certificates representing the Securities; (vii) the costs for “tombstones” and/or other commemorative items; (viii) fees and expenses of accountants, auditors, and the Company’s legal counsel; (ix) fees and expenses, if any, of the transfer agent for the Securities and of any escrow agent appointed to hold investor’s funds in connection with the Offering; (x) stock transfer and/or stamp taxes, if any, payable upon the transfer of the Securities from the Company to the Placement Agent or the purchasers thereof; and (xi) all other fees, costs, and expenses required pursuant to the resale registration.

Section 8. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Placement Agent, its affiliates and each person controlling the Placement Agent (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents assisting with the Offering, and employees of the Placement Agent, their affiliates and each such controlling person (the Placement Agent, and each such entity or person. an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs, and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all reasonable and documented out of pocket fees and expenses (including the reasonable documented and out of pocket fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing, or defending any Actions, whether or not any Indemnified Person is a party thereto, (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Incorporated Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that are finally judicially determined to have resulted primarily from such Indemnified Person’s (x) negligence, gross negligence, willful misconduct, or bad faith in connection with any of the advice, actions, inactions, or services referred to above or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Securities in the Offering which were not authorized for such use by the Company and which use constitutes negligence, gross negligence or willful misconduct. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under this Agreement.

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(b) Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Placement Agent, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Placement Agent, which counsel may also be counsel to the Company. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel; or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Company from representing both the Company (or another client of such counsel) and any Indemnified Person; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Placement Agent (which shall not be unreasonably withheld), settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent, or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage, or liability is incurred and is due and payable.

(c) In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to the Placement Agent and any other Indemnified Person, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Placement Agent and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Placement Agent pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to the Placement Agent on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees to be received by the Placement Agent under this Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

(d) The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person’s actions or inactions in connection with any such advice, services, or transactions except for Liabilities (and related Expenses) of the Company that are finally judicially determined to have resulted primarily from such Indemnified Person’s negligence, gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

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(e) The reimbursement, indemnity, and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, this Agreement.

Section 9. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties, and other statements of the Company or any person controlling the Company, of its officers, and of the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent, the Company, or any of its or their respective partners, officers, or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement. A successor to the Placement Agent, or to the Company, its directors or officers or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution, and reimbursement agreements contained in this Agreement.

Section 10. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or e-mailed and confirmed to the parties hereto as follows:

WallachBeth Capital, LLC

Harborside Financial

Plaza 5,

185 Hudson St., STE 1410, Jersey City,

NJ 07311

e-mail: cap-mkts@wallachbeth.com

Attention: Kenneth Bantum

With a copy to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor,

New York, NY 10036

e-mail: jwofford@srfc.law

Attention: Jeffrey Wofford, Esq.

If to the Company:

Maria Zannes

President and Chief Executive Officer

bioAffinity Technologies Inc.

22211 W Interstate 10

Suite 1206

San Antonio, TX 78257

mz@bioaffinitytech.com

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attn: Richard A. Friedman, Esq.

Email: Rafriedman@sheppardmullin.com

Any party hereto may change the address for receipt of communications by giving written notice to the others.

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Section 11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 7 hereof, and to their respective successors, and personal representative, and no other person will have any right or obligation hereunder.

Section 12. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, or provision hereof. If any Section, paragraph, or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 13. Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the law of the State of New York. Each of the Placement Agent and the Company: (i) agrees that any legal suit, action, or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in Supreme Court, of the State of New York, sitting in the County of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action, or proceeding, and (iii) irrevocably consents to the jurisdiction such courts in any such suit, action or proceeding. The Placement Agent and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action, or proceeding in such courts and agree that service of process upon the Company mailed by certified mail to the Company’s address set forth in Section 10 hereof (or to such other address as the Company shall have advised the Placement Agent by notice pursuant to Section 10) shall be deemed in every respect effective service of process upon the Company, in any such suit, action, or proceeding, and service of process upon the Placement Agent mailed by certified mail to the Placement Agent’s address as set forth in Section 10 hereof (or to such other address as the Placement Agent shall have advised the Company by notice pursuant to Section 10) shall be deemed in every respect effective service process upon the Placement Agent, in any such suit, action, or proceeding. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither the Placement Agent nor their affiliates, and the respective officers, directors, employees, agents, and representatives of the Placement Agent, their affiliates and each other person, if any, controlling the Placement Agent or any of their affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages, or liabilities incurred by the Placement Agent that are finally judicially determined to have resulted from the fraud, willful misconduct, or gross negligence of such individuals or entities. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such action or proceeding.

Section 14. General Provisions.

(a) This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations with respect to the subject matter hereof.

(b) [Reserved].

(c) This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile or other electronically scanned and transmitted signatures (including by email attachment) and electronic signatures (including by DocuSign) shall be deemed originals for all purposes of this Agreement. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(d) The Company acknowledges that in connection with the Offering: (i) the Placement Agent has acted at arm’s length, is not agent of, and owes no fiduciary duties to the Company, any officer or director of the Company or any other person affiliated with any of them, (ii) the Placement Agent owes the Company only those duties and obligations set forth in this Agreement, and (iii) the Placement Agent may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Placement Agent arising from an alleged breach of fiduciary duty in connection with the offering of the securities.

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If the foregoing is in accordance with your understanding of our agreement, please sign below whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

Wallachbeth Capital LLC

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	COO

The foregoing Placement Agency Agreement is hereby confirmed and accepted as of the date first above written.

BIOAFFINITY TECHNOLOGIES, INC.

By:	/s/ Maria Zannes
Name:	Maria Zannes
Title:	Chief Executive Officer

EXHIBIT A

(Form of Placement Agent Warrant)